PROSPECTUS SUPPLEMENT NO.  4                 FILED PURSUANT TO RULE 424(B)(3)
 (TO PROSPECTUS DATED JANUARY 2, 1998)



                                $650,000,000
                            RITE AID CORPORATION
                    5.25% Convertible Subordinated Notes
                           due September 15, 2002


      This Prospectus Supplement No. 4 supplements and amends the Prospectus dated January 2, 1998, as amended by Prospectus Supplement No.1 dated February 9, 1998, Prospectus Supplement No.2 dated March 16,1998 and by Prospectus Supplement No.3 dated April 16, 1998 (the "Prospectus") relating to the 5.25% Convertible Subordinated Notes due September 15, 2002 (the "Notes") of Rite Aid Corporation, a Delaware corporation (the "Company") and the shares of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company, issuable upon conversion of the Notes.

      The table on pages 20 through 23 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

      The deletion on page 20 of the Prospectus of:

           "Argent Classic Convertible Arbitrage Fund (Bermuda)
              L.P. . . . . . . . . . . . . . . . . . . . . . .  12,500,000"
           "Argent Classic Convertible Arbitrage Fund L.P. . .   3,500,000"

 and the substitution therefor of:

           "Argent Classic Convertible Arbitrage Fund (Bermuda)
              L.P. . . . . . . . . . . . . . . . . . . . . . .  15,500,000
           "Argent Classic Convertible Arbitrage Fund L.P. . .   5,500,000"


      The deletion on page 23 of the Prospectus of:

           "McMahan Securities Company, L.P. . . . . . . . . . . .  29,000"
           "Any Other Holder of Notes or Future Transferee
             from any Such Holder  . . . . . . . . . . . . .   150,155,000

 and the substitution therefor of the following:

           "McMahan Securities Company, L.P. . . . . . . . . . . . 393,000"
           "Benjamin Moore & Co. Retirement Income Trust . . . . . 140,000"
           "Diocese of Buffalo Priests' Retirement Plan  . . . . .  35,000"
           "Diocese of Buffalo Lay Employees Pension Plan  . . . .  25,000"
           "CBR Cement Corp. Pension Plan  . . . . . . . . . . . .  35,000"
           "Nestle, USA  . . . . . . . . . . . . . . . . . . . . .  65,000"
           "Executive Life Insurance Co. of New York . . . . . . . 380,000"
           "Eastern Utilities Association Retirement Plan Trust  .  90,000"
           "Brown & Root Employee Benefits Trust . . . . . . . . .  35,000"
           "Fairfax County URS Convertible Bonds . . . . . . . . . 430,000"
           "Halliburton Company Employee Benefit Trust . . . . . 1,005,000"
           "Halliburton Foundation, Inc. . . . . . . . . . . . . .  30,000"
           "Holton - Arms School Pooled Investment Fund  . . . . .  20,000"
           "Alcan Corp. Master Retirement Trust  . . . . . . . . . 175,000"
           "Inland Foundation, Inc.. . . . . . . . . . . . . . . .  10,000"
           "Baird, Patrick & Co. Inc.. . . . . . . . . . . . . . 2,250,000"
           "MIMLIC Asset Management Co.  . . . . . . . . . . . . 1,255,000"
           "Any Other Holder of Notes or Future Transferee
             from any Such Holder  . . . . . . . . . . . . . . 138,811,000"





      The Prospectus, together with this Prospectus Supplement No.4, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes and the Company Common Stock issuable upon conversion of the Notes. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Prospectus Supplement is May 27, 1998